Exhibit 4.3

AMENDMENT NO. 1

TO THE

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

Amendment No. 1, dated as of August 23, 2006 (the “Amendment”), to the Mortgage Loan Purchase and Servicing Agreement (the “Agreement”) dated as of May 10, 2005, by and among Carmel Mountain Funding Trust (the “Issuer”), Accredited Home Lenders, Inc. (the “Seller” or “Servicer”) and Accredited Home Lenders Holding Co. (the “Performance Guarantor”). Capitalized terms used and not defined herein shall have the meaning set forth in the Amended and Restated Security Agreement, dated as of August 23, 2006, by and between the Issuer and Deutsche Bank Trust Company Americas, as the collateral agent and Schedule I thereto.

WHEREAS the parties hereto have entered into the Agreement;

WHEREAS the parties hereto now wish to amend certain provisions in the Agreement pursuant to Section 12.2 of the Agreement; and

WHEREAS the Issuer shall not consent to this Amendment to the Agreement unless (a) it shall have first received Rating Agency Confirmation with respect to this Amendment and (b) any applicable requirements and conditions set forth in the Agreement with respect to the adoption of amendments thereto have been complied with.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 12.2 of the Agreement and restate certain provisions thereof as follows:

1. Amendments. Upon the execution of this Amendment by each party hereto and effective as of the date of this Amendment:

A. Sections 3.1(f), 3.1(j) and 3.2(f) are revised as follows: references to “the Swap Counterparty” will be changed to “each Swap Counterparty”.

B. Section 3.1(h) will be replaced in its entirety with the following:

(h) Selection Process. Any Portfolio sold pursuant to a Transfer Supplement was selected from mortgage loans originated by the Seller or an affiliate of the Seller or acquired by the Seller from third parties and are Mortgage Loans which satisfy the Eligibility Criteria (other than the Eligibility Representations, which are the subject of the representations set forth in Section 3.2 hereof), Portfolio Criteria and Wet Funded Loan Limitation, and any selection process employed by it was not made in a manner so as to materially adversely affect the interests of the Issuer.

C. Section 4.2(e) of the Agreement will be replaced in its entirety with the following paragraph and paragraphs (e) through (i) will be added to Section 4.2 as follows:

(e)

If the Servicer arranges for the sale of Mortgage Loans by the Issuer pursuant to this Agreement and the Sale Price of any Mortgage Loan or Mortgage Loans is anticipated to be less than the Outstanding Purchase Price of such Mortgage Loan or Mortgage Loans, the Servicer shall give each Swap Counterparty written notice of the anticipated Sale Price of such Mortgage Loan or Mortgage Loans in advance of such sale. Such written notice shall also include a summary description of the procedure used in the determination of the Sale Price. Each Swap Counterparty shall have two (2) Business Days from the receipt of such written notice to dispute the Sale Price; provided, that no Swap Counterparty shall dispute the Sale Price of any single Mortgage Loan if the sale of such Mortgage Loan was pursuant to a sale agreement for a pool of Mortgage Loans and the aggregate Sale Price for such pool is equal to or greater than 102% of the aggregate Outstanding Principal Balance for the Mortgage Loans in such pool; provided, further, that the Servicer may request in writing that each Swap Counterparty waive its right to dispute a sale of a Mortgage Loan or Mortgage Loans; such request shall be deemed to have been granted with respect to a Swap Counterparty if (i) such Swap Counterparty shall not have responded by the close of business San Diego time on the date such request was received by such Swap Counterparty so long as such request was received by 3:00 p.m. Eastern time on such date (otherwise such request shall be deemed to have been received on the next following Business Day) and (ii) (A) the Seller, as swap counterparty under each of the Back-to-Back Swaps, shall have made or shall make all payments, if any, to be made under the Back-to-Back Swaps related to the sale of such Mortgage Loan or Mortgage Loans prior to or concurrent with such sale and (B) such payments under the Back-to-Back Swaps shall not be subject to the limitations set forth in the provisos of the first sentence of the Party B First Floating Rate Amount (as defined in the Back-to-Back Swaps) or any similar limitation in any replacement Back-to-Back Swap. If any Swap Counterparty disputes the Sale Price, the Servicer and such Swap Counterparty shall use their best efforts to resolve such dispute within two (2) Business Days of receipt by the Servicer of notice of such dispute. If such Swap Counterparty disputes the Sale Price of any Mortgage Loan or Mortgage Loans and such dispute is not resolved, then such Swap Counterparty, or its designee, shall be permitted to submit a bid to purchase such Mortgage Loan or Mortgage Loans (the “Purchase Option”) at a price at least equal to 102% of the Sale Price (the “Bid Price”) within three (3) Business Days of receipt by such Swap Counterparty of the written notice of the Sale Price. If each Swap Counterparty waives its right to dispute a sale of a Mortgage Loan or Mortgage Loans, fails to dispute the Sale

Price within two (2) Business Days after receipt of notice of the Sale Price, or fails (or such designee fails) to pay the Bid Price for such Mortgage Loan or Mortgage Loans within three (3) Business Days after receipt of notice of the Sale Price, the Servicer shall be permitted to sell such Mortgage Loan or Mortgage Loans in accordance with this Agreement. The Servicer shall be permitted to sell such Mortgage Loans to the highest bidding Swap Counterparty. To the extent that more than one Swap Counterparty has submitted the highest bid, the Servicer shall be permitted to sell to such Swap Counterparties as indicated by the Designated Swap Counterparty pursuant to the letter agreement among the Swap Counterparties.

(f)	If the Servicer arranges for the sale of Mortgage Loans by the Issuer pursuant to this Agreement and (x) the aggregate Sale Price of any portfolio of Mortgage Loans sold on any Business Day to a particular buyer (including any Securitization Vehicle), as set forth in the related Sale Notice, is less than ninety-one percent (91%) of the aggregate Outstanding Purchase Price of such Mortgage Loans or (y) a Termination Event has occurred and is continuing and the sale of such Mortgage Loans would be for a purchase price less than the aggregate Outstanding Purchase Price of such Mortgage Loans, then each Swap Counterparty shall have an option to submit a bid to purchase (a “Purchase Option”) such Mortgage Loans on the related Sale Date from the Issuer at a price equal to the Sale Price. Each Swap Counterparty that elects to exercise its Purchase Option shall submit a written notice (the “Purchase Option Notice”) to the Servicer no later than 9:30 am Eastern time on the related Sale Date. The Servicer shall be permitted to sell such Mortgage Loans to the highest bidding Swap Counterparty. To the extent that more than one Swap Counterparty has submitted the highest bid, the Servicer shall be permitted to sell to such Swap Counterparties as indicated by the Designated Swap Counterparty pursuant to the letter agreement among the Swap Counterparties.

(g)	If any Swap Counterparty notifies the Servicer in writing that the current Fair Market Value, as determined by it in its sole reasonable discretion, of the non-Delinquent and non-Defaulted Mortgage Loans then owned by the Issuer, is less than ninety-six percent (96%) of the aggregate Outstanding Purchase Price of such Mortgage Loans, then the Servicer shall arrange for the sale of individual Mortgage Loans or portfolios of Mortgage Loans sufficient to cause the Fair Market Value of the non-Delinquent and non-Defaulted Mortgage Loans owned by the Issuer to be greater than or equal to ninety-six percent (96%) of the aggregate Outstanding Purchase Price as determined by such Swap Counterparty in its sole reasonable discretion.

If the Servicer fails to arrange for the sale of Mortgage Loans in order to cause the Fair Market Value of the non-Delinquent and non-Defaulted Mortgage Loans owned by the Issuer to be greater than or equal to ninety-six percent (96%) of the aggregate Outstanding Purchase Price, as determined by such Swap Counterparty in its sole reasonable discretion, on or before the 90th day following its receipt of notice from such Swap Counterparty, then the Designated Swap Counterparty shall have the sole and exclusive right, on behalf of and for the benefit of the Issuer, to arrange for the sale of individual Mortgage Loans or portfolios of Mortgage Loans sufficient to cause the Fair Market Value of the non-Delinquent and non-Defaulted Mortgage Loans owned by the Issuer to be greater than or equal to ninety-six percent (96%) of the aggregate Outstanding Purchase Price of the Mortgage Loans, as determined by the notifying Swap Counterparty in its sole reasonable discretion.

If, at any time following such receipt of notice, if the then current Fair Market Value, as determined by the Swap Counterparty delivering the additional notice referred to in this sentence, of the non-Delinquent and non-Defaulted Mortgage Loans then owned by the Issuer is less than ninety-five percent (95%) of the aggregate Outstanding Purchase Price of the non-Delinquent and non-Defaulted Mortgage Loans owned by the Issuer, then any Swap Counterparty may deliver an additional notice to such effect and on the 15th Business Day after the delivery of such additional notice, the Designated Swap Counterparty shall have the sole and exclusive right, on behalf of and for the benefit of the Issuer, to arrange for the sale of individual Mortgage Loans or portfolios of Mortgage Loans sufficient to cause the Fair Market Value of the non-Delinquent and non-Defaulted Mortgage Loans owned by the Issuer to be greater than or equal to ninety-five percent (95%) of the aggregate Outstanding Purchase Price of the Mortgage Loans, as determined by the notifying Swap Counterparty in its sole reasonable discretion.

In connection with the sales contemplated by this paragraph (g), the Designated Swap Counterparty shall use commercially reasonable efforts to maximize the Sale Price of any Mortgage Loans that it arranges to sell on behalf of the Issuer.

(h)

If the Servicer arranges for a sale of a group of Mortgage Loans pursuant to this Agreement and the Sale Price, as set forth in the related Sale Notice to be received by the Issuer for the sale of such group of Mortgage Loans is less than ninety-one percent (91%) of the aggregate Outstanding Purchase Price of such group of

Mortgage Loans then such sale may only be made by the Servicer with the written consent of each Swap Counterparty.

(i)	“Fair Market Value” as used in this Section 4.2, shall mean the fair market value of the Mortgage Loans, as determined by the related Swap Counterparty in its sole reasonable discretion in good faith.

D. The first sentence of the last paragraph of Section 10.1 shall be replaced with the following language:

At any time during the continuance of an event described in clauses (a) through (i) above, the Issuer may, and shall (x) at the written request of the Required Subordinated Noteholders, with the consent of the Required Senior Noteholders or (y) at the written request of the Majority Swap Counterparties, terminate all of the rights and obligations of the Servicer under this Mortgage Loan Purchase and Servicing Agreement and in and to the Mortgage Loans and the proceeds thereof other than the right to receive unpaid Servicing Fees and reimbursement of Servicing Advances and Monthly Servicer Advances.

E. Clauses (t) and (u) are added to Section 11.2 as follows:

(t)	At any time the Credit Amount shall be less than the Required Enhancement Amount and such noncompliance shall continue for a period of thirty (30) days; or

(u)	Failure of the Issuer to satisfy the Partial Termination Condition within 90 days of the occurrence of a Partial Termination Event.

F. Section 11.2(p) is deleted in its entirety and replaced with the following language:

(p) On any day following the third Payment Date under the Program Documents, the average of the Excess Spread Rate for the Remittance Periods relating to each of the three most recent Payment Dates is less than three percent (3.00%); provided, however that if (i) the Excess Spread Rate is not less than two percent (2.00%) and (ii) the increase contemplated by the final proviso in the definition of “Initial Required Reserve Fund Amount” relating to the Excess Spread Rate has been satisfied, then no Termination Event shall have occurred.

G. The last paragraph of Section 11.2 is deleted in its entirety and replaced with the following language:

provided, however, that at any time during the continuance of an event described in clauses (a) through (c), the Issuer may, and shall (i) at the written request of the Required Subordinated Noteholders, with the consent of the Required Senior Noteholders (or, if the Senior Notes have been paid in full, such consent will not be required), (ii) at the written request of the Collateral Agent acting pursuant to Section 4.11 of the Security Agreement, or (iii) in the case of a Servicer Event of Default as set forth in Section

10.1(g) or (h) hereof, at the written request of (x) the Majority Swap Counterparties or (y) in the case of a Servicer Event of Default as set forth in Section 10.1(h) occasioned by (i) the failure of the Servicer to pay or to post under a Back-to-Back Swap Agreement, (ii) an Event of Default under Section 5(a)(vii) of the related Back-to-Back Swap Agreement or (iii) any other default under a Back-to-Back Swap Agreement (after giving effect to any related grace period (any of the events described in this clause (y), a “Related Party Default”), then at the request of the related Back-to-Back Swap Counterparty, notify the Seller that the commitment of the Issuer to purchase Mortgage Loans from the Seller shall terminate.

Provided, further, that upon the occurrence of a Termination Event described in clauses (d) through (s) (each, an “Automatic Termination Event”), the Issuer’s commitment to purchase Mortgage Loans from the Seller shall terminate automatically and an Automatic Termination Event will be deemed to have occurred. Upon the declaration of a Termination Event by the Issuer or the occurrence of an Automatic Termination Event, the Issuer will no longer be permitted to purchase additional Mortgage Loans and principal collections on Mortgage Loans, proceeds of sales of Mortgage Loans and amounts received from any Swap Counterparty will be retained under the Security Agreement and used to pay the outstanding obligations of the Issuer pursuant to the terms thereof. If a Termination Event described in clauses (h) or (k) through (u) above occurs, a Servicer Event of Default as set forth in Section 10.1(h) hereof occurs, at the written request of the Majority Swap Counterparties, or in the event of a Related Party Default, at the written request of the related Back-to-Back Swap Counterparty, a Security Agreement Event of Default described in clause (e) or (m) through (t) of Section 7.01 of the Security Agreement occurs or an Indenture Event of Default described in clause (e) or (m) through (r) of Schedule I of the Indenture occurs, the Servicer shall use its best efforts to sell all non-Delinquent Loans and non-Defaulted Loans within 90 days of the date on which such Termination Event, Security Agreement Event of Default or Indenture Event of Default occurred (or, in the case of the failure of the Servicer, in its capacity as a party to a Back-to-Back Swap Agreement, to perform its obligations to pay or post under such Back-to-Back Swap Agreement (after giving effect to any grace periods therein) such shorter period not less than 60 days as requested in writing by the related Swap Counterparty (such period measured from the date such request is received by the Servicer) or such shorter period not less than 30 days as requested in writing by all the Swap Counterparties (such period measured from the date such request is received by the Servicer)) (such 30 day, 60 day or 90 day period, as applicable, the “Sale Period”); it being understood that, in the case of the 30 day or 60 day period, the Servicer’s obligation will be to enter into a purchase and sale agreement for the sale of such Mortgage Loans; provided, that if the Servicer, in its capacity as a party to the Back-to-Back Swap Agreement, shall cure the failure to pay or post under such Back-to-Back Swap Agreement within such 30 day or 60 day period, the obligation of the Servicer and the Collateral Agent to sell the Mortgage Loan within such 30 day or 60 day period will cease and be of no further effect. In the event that all non-Delinquent Loans and non-Defaulted Loans have not been so sold within the Sale Period, the Collateral Agent shall hold a Termination Event Auction of the remaining non-Delinquent Loans and non-Defaulted Loans for settlement not later than the 28th day following the end of the Sale Period (the “Sale Deadline Date”). The Servicer shall notify potential bidders of the

Termination Event Auction, including the Rated Bidder. During the Termination Event Auction, the Servicer shall promptly notify each Swap Counterparty of the highest bid price obtained in the Termination Event Auction for each such non-Delinquent Loan and non-Defaulted Loan and each Swap Counterparty shall have up to two (2) Business Days from the time of notification (but in no event beyond the Sale Deadline Date) to elect to purchase such non-Delinquent Loans or non-Defaulted Loans at a price equal to 102% of such highest bid price but in no event more than the amount of the Outstanding Purchase Price of such non-Delinquent Loans or non-Defaulted Loans (plus accrued interest thereon) (the “Purchase Price”). If any Swap Counterparty elects to purchase such non-Delinquent Loans or non-Defaulted Loans within such two (2) Business Day time period, such Swap Counterparty shall pay the Purchase Price for such non-Delinquent Loans or non-Defaulted Loans within two (2) Business Days of the date of such election (but in no event beyond the Sale Deadline Date). If each Swap Counterparty fails to pay such Purchase Price or fails to affirmatively elect to purchase such non-Delinquent Loans or non-Defaulted Loans, in either case, within the applicable time period referred to above, the Servicer shall have the right to sell such non-Delinquent Loans or non-Defaulted Loans to the highest bidder.

provided, further, that, notwithstanding the foregoing, if the Issuer shall have received written request of less than the Majority Swap Counterparties with respect to an event described in Section 10.1(h) above (unless such event is a Related Party Default occasioned by (i) the failure of the Servicer to pay or to post under a Back-to-Back Swap Agreement or (ii) an Event of Default under Section 5(a)(vii) of the related Back-to-Back Swap Agreement and the related Back-to-Back Swap Counterparty has requested that the Issuer declare a Termination Event) (a “Partial Termination Event”) then the Issuer shall notify the Seller that the Issuer’s commitment to purchase Mortgage Loans from the Seller shall terminate until the Partial Termination Condition has been satisfied. If a Partial Termination Event occurs, so long as the Partial Termination Condition has not been satisfied, the Issuer will not be permitted to purchase additional Mortgage Loans, and principal collections on Mortgage Loans, proceeds of sales of Mortgage Loans and amounts received from the Swap Counterparties will be retained under the Security Agreement and used to pay outstanding obligations of the Issuer pursuant to the terms thereof, and the related Swap Agreement will remain outstanding in accordance with its terms until the Partial Termination Condition has been satisfied. If a Partial Termination Event occurs, then the Issuer shall either (i) cause the Servicer to use its best efforts to sell non-Delinquent and non-Defaulted Loans, and/or (ii) enter into replacement Interest Rate Swaps for Interest Rate Swaps to which any Departing Swap Counterparty is a party, in each case within 60 days of the occurrence of the Partial Termination Event to the extent required to cause the Partial Termination Condition to be satisfied. If the Partial Termination Condition is not satisfied by such 60th day, then the Collateral Agent shall hold an auction (a “Partial Termination Event Auction”) of non-Delinquent Loans and non-Defaulted Loans for settlement not later than the 90th day following the date on which such Partial Termination Event occurred and in an amount sufficient to cause the Partial Termination Condition to be satisfied. The Servicer shall notify potential bidders of the Partial Termination Event Auction, including the Rated Bidder. During the Partial Termination Event Auction, the Servicer shall promptly notify each Swap Counterparty of the highest bid price obtained in the Partial Termination Event Auction for each such non-Delinquent Loan and non-Defaulted Loan being offered for sale at such Partial Termination Event Auction and each Swap Counterparty shall have the right pursuant to Section 4.2(e) or (f) to exercise its Purchase Option to purchase such non-Delinquent Loans or non-Defaulted Loans. The Servicer shall be permitted pursuant to Section 4.2(e) or (f) to sell such Mortgage Loans to the highest bidding Swap Counterparty.

Provided, finally, that should at any time during the continuance of a Partial Termination Event, additional Termination Event shall occur, the Departing Swap Counterparties shall have the option to waive the Partial Termination Event, by giving written notice of the same to the Servicer and the Collateral Agent. If the Departing Swap Counterparties do not elect to waive the Partial Termination Event, then the Servicer and the Collateral Agent will proceed with the actions described above to affect the termination of the related Swap Agreements, in addition to taking the actions, if any, required in connection with the subsequent Termination Event.

H. Exhibits B, C, and D are replaced in their entirety with Exhibits B, C, and D attached hereto.

3. Conditions to Effectiveness. As conditions to the effectiveness of this Amendment, an Officer’s Certificate satisfying the requirements of Section 12.2 of the Agreement and Rating Agency Confirmation have been received by the parties hereto.

4. Effect of Amendment. This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Payment Date on the date on which the Indenture Trustee and the Collateral Agent receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Issuer, the Seller, the Servicer and the Performance Guarantor shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

5. The Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

6. Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such party shall have been received.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

8. No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents. Nothing in this paragraph 5 shall release U.S. Bank Trust National Association from its obligations under the Trust Agreement.

IN WITNESS WHEREOF, the Issuer, the Seller, the Servicer and the Performance Guarantor have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

CARMEL MOUNTAIN FUNDING TRUST, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Patricia M. Child
Name: Patricia M. Child Title: Vice President

ACCREDITED HOME LENDERS, INC., as Seller and Servicer

By:	/s/ Charles O. Ryan
Name: Charles O. Ryan Title: Securitization Coordinator

ACCREDITED HOME LENDERS HOLDING CO., as the Performance Guarantor

By:	/s/ Melissa Dant
Name: Melissa Dant Title: Senior Secondary Markets Counsel, Ass’t Vice President, and Ass’t Secretary

[Signature Page for Amendment No. 1 to the MLPSA]